INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT made as of the 27th day of March, 2013, by and among _______ (the “Sub-Advisor”), and Aurora Investment Management L.L.C. a Delaware limited liability company located at 300 North LaSalle Street, 52nd Floor, Chicago, Illinois 60654 (the “Advisor”).

WHEREAS, Trust for Professional Managers, a Delaware statutory trust located at 615 E. Michigan Street, Milwaukee, Wisconsin 53202 (the “Trust”), is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Aurora Horizons Fund (the “Fund”) is a separate series of the Trust having separate assets and liabilities; and

WHEREAS, the Advisor and the Sub-Advisor are each engaged in the business of rendering investment advice; and

WHEREAS, the Advisor and the Sub-Advisor are each registered as investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Trust, on behalf of the Fund, has retained the Advisor to render investment management services to the Fund pursuant to an Investment Advisory Agreement dated as of March 27, 2013 (the “Investment Advisory Agreement”); and

WHEREAS, the Investment Advisory Agreement allows the Advisor to delegate certain of its responsibilities under the Investment Advisory Agreement to others; and

WHEREAS, the Advisor desires to retain the Sub-Advisor to provide a continuous investment program for a portion of the Fund’s assets and the Sub-Advisor is willing to do so pursuant to this Investment Sub-Advisory Agreement (this “Agreement”); and

WHEREAS, the Advisor has the authority to determine, subject to the oversight of the Board of Trustees of the Trust (the “Board”), the amount of the Fund’s assets to be advised by the Sub-Advisor.

NOW, THEREFORE, for good and valuable consideration, it is agreed among the parties hereto as follows:

1.   APPOINTMENT OF SUB-ADVISOR.

(a)   Appointment and Acceptance.  The Sub-Advisor is hereby appointed, and the Sub-Advisor hereby accepts the appointment, on the terms herein set forth and for the compensation herein provided, to act as investment adviser to that portion of the Fund’s portfolio designated by the Advisor (those assets being referred to as the “Sub-Advisor Account”).  In performing its obligations under this Agreement, the Sub-Advisor may not, without the prior written consent of the Trust and the Advisor, delegate performance of its investment advisory services to the Fund to any other person or entity, including any one or more of its affiliates.

(b)   Independent Contractor.  The Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or otherwise authorized by the Advisor, have no authority to act for or be deemed an agent of the Fund.

(c)   Representations, Warranties and Covenants of the Sub-Advisor.  The Sub-Advisor represents, warrants, covenants and agrees that:

(i) it is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, and has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement;

(ii) it has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation of the Sub-Advisor, enforceable against the Sub-Advisor in accordance with its terms, subject only to limitations on enforceability under bankruptcy, reorganization, insolvency and other similar laws affecting creditors’ rights generally and general principles of equity, and that none of the execution and delivery by the Sub-Advisor of this Agreement, the consummation by the Sub-Advisor of the transactions herein contemplated or compliance by the Sub-Advisor with the terms and provisions hereof will result in a breach of, or require any consent (which has not previously been received) under, (A) any of the governing or organizational documents of the Sub-Advisor, and (B) any other material agreement to which the Sub-Advisor is a party;

(iii) it is registered and will maintain its registration as an investment adviser under the Advisers Act;

(iv) it shall promptly notify the Advisor of the occurrence of any event that would disqualify the Sub-Advisor from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act;

(v) it is registered with the Commodity Futures Trading Commission (“CFTC”) in all capacities, if any, in which the Sub-Advisor is required under the Commodity Exchange Act (“CEA”) and the CFTC’s regulations to be so registered and is registered with the National Futures Association (“NFA”) if required to be a member thereof;

(vi) shall comply with such other requirements of the CEA and CFTC regulations that apply to Sub-Advisor with regard to the Fund;

(vii) it will use reasonable efforts to cooperate by assisting the Advisor in the Advisor’s efforts to fulfill any disclosure or reporting requirements applicable to the Fund under the CEA and/or CFTC regulations;

(viii) it has delivered to the Advisor and the Trust a copy of its Form ADV as most recently filed with the Securities and Exchange Commission (“SEC”) and shall promptly furnish the Advisor and the Trust all amendments or supplements to its Form ADV;

(ix) it (A) has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and, if it has not already done so, will provide the Advisor and the Trust with a copy of such code of ethics upon the execution of this Agreement, and (B) on at least an annual basis, will comply with the reporting requirements of Rule 17j-1, which may include: (1) certifying to the Advisor that the Sub-Advisor and its access persons have complied with the Sub-Advisor’s code of ethics with respect to the Sub-Advisor Account, and (2) identifying any material violations which have occurred with respect to the Sub-Advisor Account;

(x) upon reasonable notice from and the reasonable request of the Advisor, it will permit the Advisor, its employees and its agents to examine the reports required to be made by the Sub-Advisor pursuant to Rule 17j-1 in respect of the Sub-Advisor Account and all other records relevant to the Sub-Advisor’s code of ethics as relates to the Sub-Advisor Account.

(xi) it is not currently the subject of, and has not been the subject of during the last (3) years, any enforcement action by the SEC, CFTC or other regulatory authority;

(xii) it shall promptly notify the Advisor in the event that the Sub-Advisor or any of its affiliates becomes aware that the Sub-Advisor (A) is the subject of an administrative proceeding or enforcement action (which, for the avoidance of doubt, shall exclude any informal inquiry or routine audit or examination) by the SEC, CFTC or other regulatory authority, or (B) is, or has been informed that it will be, served or otherwise given notice of any formal action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, or governmental authority, involving the affairs of the Fund or the Sub-Advisor that is expected to have a materially adverse effect on the Sub-Advisor’s ability to serve as the Sub-Advisor to the Fund;

(xiii) it maintains errors and omissions insurance coverage in an appropriate scope and amount, as determined by the Sub-Advisor, and shall upon request provide to the Advisor any information it may reasonably require concerning the amount of or scope of such insurance;

(xiv) it has adopted and implemented written policies and procedures as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of federal securities laws by the Sub-Advisor, its employees or officers.  Upon the reasonable request of the Advisor, the Sub-Advisor shall (A) provide the Advisor with access to the records relating to such policies and procedures as they relate to the Sub-Advisor Account, and (B) periodic certifications attesting to such written policies and procedures; and

(xv) it acknowledges receipt of the Fund’s prospectus and statement of additional information contained in the Trust’s registration statement in effect as of the date hereof (collectively, the “Prospectus”).

(d)   Representations, Warranties and Covenants of Advisor.  The Advisor represents, warrants, covenants and agrees that:

(i) it has been duly appointed by the Board to serve as the investment adviser to the Fund;

(ii) it is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, and has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary action to authorize its execution, delivery and performance of this Agreement;

(iii) it has duly executed and delivered this Agreement, and that this Agreement constitutes a legal, valid and binding obligation of the Advisor, enforceable against the Advisor in accordance with its terms, subject only to limitations on enforceability under bankruptcy, reorganization, insolvency and other similar laws affecting creditors’ rights generally and general principles of equity, and that none of the execution and delivery by the Advisor of this Agreement, the consummation by the Advisor of the transactions herein contemplated or compliance by the Advisor with the terms and provisions hereof will result in a breach of, or require any consent (which has not previously been received) under, (A) any of the governing or organizational documents of the Advisor, the Fund or the Trust, and (B) any other material agreement to which the Advisor, the Fund or the Trust is a party;

(iv) it is registered and will maintain its registration as an investment adviser registered under the Advisers Act;

(v) it has the authority under the Investment Advisory Agreement to appoint the Sub-Advisor to act as investment adviser to the Sub-Advisor Account, subject to the approval by the Board, and the Sub-Advisor has been duly approved by the Board;

(vi) it is registered with the CFTC in all capacities, if any, in which the Advisor is required under the CEA and the CFTC’s regulations to be so registered and is registered with the NFA if required to be a member thereof;

(vii) it will promptly notify the Sub-Advisor of the occurrence of any event that would disqualify the Advisor from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act;

(viii) it has provided the Sub-Advisor with the Prospectus and other instructions, policies, notices and directions of the Trustees pertaining to the Advisor, the Sub-Advisor and/or the Fund, in each case, as reasonably necessary for the Sub-Advisor to carry out its obligations under this Agreement, and shall promptly furnish to the Sub-Advisor true and complete copies of all updates, amendments or supplements to the Prospectus and such other instructions, policies, notices and directions, as in effect from time to time, as well as such other information as is reasonably necessary for the Sub-Advisor to carry out its obligations under this Agreement;

(ix) it maintains errors and omissions insurance;

(x) it is not currently the subject of, and has not been the subject of during the last (3) years, any enforcement action by the SEC, CFTC or other regulatory authority; and

(xi) it shall promptly notify the Sub-Advisor in the event that the Advisor becomes aware that the Advisor (A) is the subject of an administrative proceeding or enforcement action (which, for the avoidance of doubt, shall exclude any informal inquiry or routine audit or examination) by the SEC, CFTC or other regulatory authority relating to the Fund, or (B) is, or has been informed that it will be, served or otherwise given notice of any formal action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, or governmental authority, involving the affairs of the Advisor that is expected to have a materially adverse effect on the Advisor’s ability to serve as the Advisor to the Fund.

2.   PROVISION OF INVESTMENT SUB-ADVISORY SERVICES.

(a)   Within the framework of the fundamental policies, investment objectives, and investment restrictions of the Fund (as communicated to the Sub-Advisor in writing from time to time), and subject to the supervision of the Advisor and oversight of the Board, the Sub-Advisor shall have the sole and exclusive responsibility for the making of all investment decisions for the Sub-Advisor Account, including purchase, retention and disposition of securities and other investments, in accordance with the Fund’s investment objectives, policies and restrictions as stated in the Prospectus and in accordance with this Agreement.  The Advisor has the right at any time to reallocate the portion of the Fund’s assets allocated to the Sub-Advisor Account pursuant to this Agreement if the Advisor deems such allocation appropriate.

(b)   In providing its services under this Agreement, in addition to this Agreement, the Sub-Advisor shall be subject to and comply with:

(i) solely with respect to the Sub-Advisor Account, the 1940 Act, the regulations thereunder, and any other requirement of state or federal laws applicable to the Sub-Advisor’s services in respect of the Sub-Advisor Account, including, as and where applicable, the rules, regulations and policy statements approved or issued by the SEC and all applicable securities laws in the jurisdiction where the Sub-Advisor is located or in which the Sub-Advisor Account invests, as amended from time to time (collectively, “Relevant Law”);

(ii) the Investment Guidelines (as defined in Section 4) of the Sub-Advisor Account furnished to the Sub-Advisor pursuant to Section 4;

(iii) the investment restrictions, objectives, strategies and policies set forth in the Prospectus;

(iv) the supervision of the Board; and

(v) such specific instructions as the Board or the Advisor may adopt and communicate to the Sub-Advisor in writing.

The Sub-Advisor shall immediately notify Advisor if it is unable to comply with any of the foregoing.

(c)   For the purpose of complying with Rule 10f-3(a)(6)(ii), Rule 12d3-1(c)(3)(ii) and Rule 17a-10(a)(2) under the 1940 Act, the Sub-Advisor hereby agrees that: (i) with respect to transactions in securities or other assets for the Fund, it will not consult with any other sub-advisor to the Fund, or with any sub-advisor that is principal underwriter for the Fund or an affiliated person of such principal underwriter; (ii) with respect to transactions in securities or other assets for the Fund, it will not consult with any sub-advisor to a separate series of the Trust for which the Advisor serves as investment advisor, or with any sub-advisor the Fund that is a principal underwriter to the Fund or an affiliated person of such principal underwriter; and (iii) its responsibility in providing investment advisory services to the Fund shall be limited solely to the Sub-Advisor Account.

(d)   The Sub-Advisor shall monitor the compliance of the Sub-Advisor Account with the Investment Guidelines and the Prospectus at all times and shall report to the Advisor immediately any transactions or holdings in the Sub-Advisor Account that may be in non-compliance with the Investment Guidelines or the Prospectus.  The Sub-Advisor shall have the sole obligation to correct any non-compliance of the Sub-Advisor Account with the Investment Guidelines or Prospectus and shall reimburse the Advisor, the Fund or the Sub-Advisor Account for any and all actual losses, costs or damages resulting from transactions or holdings that are in non-compliance with the Investment Guidelines or Prospectus due to a breach of the Sub-Advisor’s standard of care set forth in Section 8.

(e)   The Sub-Advisor must use reasonable efforts to satisfy any instruction relating to the assets allocated to the Sub-Advisor Account from the Advisor or the Trust promptly and in any event within a reasonable time following notice thereof.

(f)   The Sub-Advisor will, at its own expense:

(i) consult with the Advisor at the Advisor’s request in connection with investment policy decisions to be made by the Sub-Advisor regarding the Sub-Advisor Account;

(ii) furnish the Fund’s custodian (the “Custodian”) with daily information as to trades executed by the Sub-Advisor for the Sub-Advisor Account, including trade tickets/blotters or similar trade detail information, no later than 11:00 a.m. Eastern time the following business day, and promptly forward to the Custodian copies of all brokerage or dealer confirmations that are necessary for the clearing and settlement of any trades executed by the Sub-Advisor for the Sub-Advisor Account that are received by the Sub-Advisor (and which are not so received directly by the Custodian);

(iii) submit such reports and information as the Advisor or the Fund may reasonably request to assist the Custodian, the Fund’s administrator or fund accounting agent in its or their determination of the market value of securities held in the Fund.  Such assistance includes (but is not limited to):  (a) designating and providing access to one or more employees of the Sub-Advisor who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be available for consultation when the Trust’s Valuation Committee convenes; (b) assisting the Advisor or the Custodian in obtaining bids and offers or quotes from brokers/dealers or market-makers with respect to securities held by the Sub-Advisor Account, upon the reasonable request of the Advisor or Custodian; (c) upon the request of the Advisor or Custodian, confirming pricing and providing recommendations for fair valuations; and (d) maintaining adequate records and written backup information with respect to the securities valuation assistance provided hereunder, and providing such information to the Advisor or Trust upon request, with such records being deemed Trust records.  The parties acknowledge that the Sub-Advisor and the Custodian or recordkeeping agent of the Fund may use different pricing vendors, which may result in valuation discrepancies;

(iv) place orders for purchases and sales of portfolio investments for the Sub-Advisor Account;

(v) give instructions to the Custodian concerning the delivery of securities and transfer of cash for the Sub-Advisor Account;

(vi) maintain records relating to portfolio transactions and placing and allocation of brokerage orders with respect to the Sub-Advisor Account as are required to be maintained by the Sub-Advisor on behalf of the Fund in accordance with applicable laws and regulations, including but not limited to the 1940 Act;

(vii) prepare and maintain, or cause to be prepared and maintained, in such form, for such periods and in such locations as may be required by applicable law, all documents and records relating to the services provided by the Sub-Advisor pursuant to this Agreement.  The books and records pertaining to the Sub-Advisor Account, which are in possession of the Sub-Advisor, shall be the shared property of the Trust and the Sub-Advisor.  The Advisor or its representatives shall have access to such books and records at all times during the Sub-Advisor’s normal business hours.  Upon the reasonable request of the Advisor, copies of any such books and records shall be provided promptly by the Sub-Advisor to the Advisor or its representatives;

(viii) cooperate with the Fund’s independent public accountants and shall take reasonable action to make all necessary information regarding the Sub-Advisor Account available to the accountants for the performance of the accountants’ duties;

(ix) provide all requested information regarding the Sub-Advisor Account to assist the Fund in the preparation of all periodic reports by the Fund to its shareholders and all reports and filings required to maintain the registration and qualification of the Fund shares, or to meet other regulatory or tax requirements applicable to the Fund, under federal and state securities and tax laws;

(x) prepare and cause to be filed in a timely manner Form 13F and Schedule 13G, if required, with respect to securities held in the Sub-Advisor Account;

(xi) furnish to the Board such information as may reasonably be necessary in order for the Board to evaluate this Agreement or any proposed amendments hereto for the purpose of casting a vote pursuant to Section 9 hereof;

(xii) notify the Advisor and the Trust of any change in its ownership, including any change of control, and of any changes to key personnel who are either portfolio manager(s) or senior management of the Sub-Advisor as promptly as practicable to enable the Advisor and the Trust to comply with the provisions of the 1940 Act, and the rules and regulations thereunder, and any other applicable law, rule or regulation with respect to any such change;

(xiii) report to the Advisor prior to each meeting of the Board, all material changes in the Sub-Advisor Account (other than holdings changes or other information previously communicated to or known by the Advisor, the Custodian or the Fund’s administrator) since the prior report, and on its own initiative, or as reasonably requested by the Advisor, furnish the Board from time to time with such information as the Sub-Advisor may believe appropriate for this purpose, whether concerning the individual companies whose securities are included in the Sub-Advisor Account holdings, the industries in which they engage, the economic, social or political conditions prevailing in each country in which the Sub-Advisor Account maintains investments, or otherwise, in any case to the extent such information is in the Sub-Adviser’s possession and was utilized by the Sub-Adviser in making the relevant investments for the Sub-Adviser Account;

(xiv) provide reasonable assistance to the Trust, with respect to the Sub-Advisor’s management of the Sub-Advisor Account, in connection with (a) the Trust’s compliance with the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC thereunder, and (b) Rule 38a-1 of the 1940 Act.  With respect to compliance with Rule 38a-1 of the 1940 Act, such assistance shall include, but not be limited to, (A) certifying periodically, upon the reasonable request of the Trust, that it is in compliance with all applicable “federal securities laws,” as required by Rule 38a-1(e)(1) under the 1940 Act, and Rule 206(4)-7 under the Advisers Act; (B) facilitating and cooperating with third-party audits arranged by the Trust to evaluate the effectiveness of it compliance controls; (C) providing the Trust’s chief compliance officer with direct access to its compliance personnel at reasonable times; (D) providing the Trust’s chief compliance officer with periodic and special reports, as may be reasonably requested by the Trust’s chief compliance officer; and (E) promptly providing notice of any material compliance matters which could have a materially adverse effect on the Sub-Advisor’s ability to provide services to the Sub-Advisor Account hereunder;

(xv) attend or participate telephonically in meetings with the Board, as requested by the Trust, the Advisor, or both; and

(xvi) within the time period agreed upon between the Advisor and Sub-Advisor following a calendar quarter end, the Sub-Advisor’s chief compliance officer shall complete and deliver a compliance questionnaire to Advisor, certifying that no material breaches of policy or procedures have occurred in relation to the Sub-Advisor Account.

3.   PROXY VOTING AND LEGAL PROCEEDINGS.

Absent specific instructions to the contrary provided to it by the Advisor, and subject to its receipt of all necessary voting materials, the Sub-Advisor shall vote all proxies with respect to investments of the Sub-Advisor Account in accordance with the Sub-Advisor’s proxy voting policy as most recently provided to the Advisor.  The Sub-Advisor shall use its good faith judgment in a manner which it reasonably believes best serves the interests of the Fund’s shareholders relative to the Sub-Advisor Account to vote or abstain from voting all proxies solicited by or with respect to the issuers of securities in the Sub-Advisor Account.  The Sub-Advisor’s obligations in the previous sentence are contingent upon its timely receipt of such proxy solicitation materials, which the Advisor shall cause to be forwarded to the Sub-Advisor.  The Sub-Advisor further agrees that it will provide the Board, as the Board may reasonably request, with a written report of the proxies voted during the most recent 12-month period or such other period as the Board may designate, in a format that shall comply with the 1940 Act.  Upon reasonable request, the Sub-Advisor shall provide the Advisor with all proxy voting records relating to the Sub-Advisor Account, including but not limited to those required by Form N-PX.  Upon request of the Advisor, the Sub-Advisor will also provide an annual certification, in a form reasonably acceptable to the Advisor, attesting to the accuracy and completeness of such proxy voting records.

4.   INVESTMENT OBJECTIVES, POLICIES AND RESTRICTIONS.

Advisor shall provide the Sub-Advisor with a written statement of the investment objectives and policies of the Sub-Advisor Account and any specific investment restrictions applicable thereto, as amended from time to time (the “Investment Guidelines”), and with the Prospectus.  Advisor retains the right, on written notice to the Sub-Advisor from Advisor, to modify the Investment Guidelines in any manner at any time and the Sub-Advisor shall comply with the amended Investment Guidelines in accordance with the timelines established for such change which such timelines being reasonable; provided, however, that the Advisor shall use reasonable efforts provide, or cause the Fund to provide, the Sub-Advisor with notice of any amendments, supplements, modifications or changes to the Investment Guidelines, the Prospectus or any other documents before the effective date thereof.  The Investment Guidelines, as amended from time to time, are hereby incorporated into this Agreement.

5.   ALLOCATION OF EXPENSES.

Each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder.  In this regard, the Advisor specifically agrees that the Fund shall assume the expense of:

(a)   brokerage commissions for transactions in the portfolio investments of the Fund and similar fees and charges for the acquisition, disposition, lending or borrowing of such portfolio investments, including, without limitation, expenses related to short sales and clearing and settlement fees and charges;

(b)   custodian fees and expenses;

(c)   all taxes, including issuance and transfer taxes, and reserves for taxes payable by the Fund to federal, state or other government agencies; and

(d)   interest payable on any Fund borrowings.

The Sub-Advisor specifically agrees that with respect to the operation of the Fund, the Sub-Advisor shall be responsible for providing the personnel, office space and equipment, including any investment-related software or technology resources, reasonably necessary for the operation of the management of the Sub-Advisor Account.

The Sub-Advisor agrees that, to the extent reasonably practical, the Sub-Advisor will provide Advisor sufficient notice of any material changes to the Sub-Advisor’s organizational structure, so that such issues may be considered, if necessary, by the Board during its regularly scheduled quarterly meetings The Sub-Advisor shall be responsible for all the costs associated with any special meetings of the Trust or shareholders convened due to an “assignment” (as defined under the 1940 Act) of this Agreement due to a change of control of the Sub-Advisor (including, but not limited to, the legal fees associated with preparing a proxy statement and associated mailing and solicitations costs).  Nothing in this Agreement shall alter the allocation as between the Fund and the Advisor of expenses and costs agreed upon between the Fund and the Advisor in the Investment Advisory Agreement or any other agreement to which they are parties.

6.   SUB-ADVISORY FEE.

For all of the services rendered with respect to the Fund as herein provided, the Advisor shall pay to the Sub-Advisor an annual management fee at the rate set forth on Schedule A (for the payment of which the Fund shall have no obligation or liability) based on the Current Net Assets of the Sub-Advisor Account (as defined below).  Such fee shall be accrued daily and payable monthly, as soon as practicable after the last day of each calendar month.  In the case of termination of this Agreement with respect to the Fund during any calendar month, the fee with respect to such Sub-Advisor Account accrued to, but excluding, the date of termination shall be paid promptly following such termination.  For purposes of computing the amount of advisory fee accrued for any day, “Current Net Assets” shall mean the Sub-Advisor Account’s net assets as of the most recent preceding day for which the Fund’s net assets were computed.  Such fee shall be paid to the Sub-Advisor via wire transfer to an account designated in writing from time to time by the Sub-Advisor or otherwise at the written direction of the Sub-Advisor.

7.           PORTFOLIO TRANSACTIONS.

(a)   Subject to any limitations communicated by the Advisor to the Sub-Advisor, in connection with the investment and reinvestment of the assets of the Sub-Advisor Account, the Sub-Advisor is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Sub-Advisor Account and to use all reasonable efforts to obtain the best execution with respect to all such purchases and sales of portfolio securities for the Sub-Advisor Account in accordance with the Sub-Advisor’s best execution and other trading policies as most recently provided to the Advisor.  The Sub-Advisor shall maintain records adequate to demonstrate compliance with the requirements of this Section 7.  Subject to the policies as the  Board may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended, the Sub-Advisor shall have the right to follow a policy of selecting brokers who furnish brokerage and research services to the Fund or to the Sub-Advisor or to any other client, customer or account of the Sub-Advisor, and who charge a higher commission rate to the Fund than may result when allocating brokerage solely on an execution-only basis. The Sub-Advisor shall determine in good faith that such higher cost was reasonable in relation to the value of the brokerage and research services provided and shall provide information as may be reasonably requested by the Board regarding such determination and description of the products and services obtained if so requested by the Fund.

(b)   The Advisor authorizes and empowers the Sub-Advisor to direct the Custodian to open and maintain brokerage accounts for securities and other property, including financial and commodity futures and commodities and options thereon (all such accounts hereinafter called “brokerage accounts”) in respect of the Sub-Advisor Account, for and in the name of the Fund and to execute for the Fund as its agent, standard customer agreements with such broker or brokers as the Sub-Advisor shall select as provided above; provided that: (i) the Sub-Advisor does not contravene the Investment Guidelines or Prospectus; (ii) the Sub-Advisor does not violate the 1940 Act or applicable law; and (iii) should the Sub-Advisor aggregate transactions of the Sub-Advisor with other client accounts managed by the Sub-Advisor, any liability or amounts due from other client accounts will not be attributable or chargeable to the Sub-Advisor Account and (iv) the Sub-Advisor shall reasonably determine that the terms are no less favorable in any material respect than customary market terms.

(c)   The Sub-Advisor may, using such of the cash, securities and other property in the Fund as the Sub-Advisor deems necessary or desirable, direct the Custodian to deposit for the Fund original and maintenance brokerage and margin deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the Sub-Advisor deems desirable or appropriate.  The Sub-Advisor shall cause all securities and other property purchased or sold for the Fund to be settled at the place of business of the Custodian or as the Custodian shall direct.  All securities and other property of the Fund shall remain in the direct or indirect custody of the Custodian.  The Sub-Advisor shall notify the Custodian as soon as practicable of the necessary information to enable the Custodian to affect such purchases and sales.

(d)   The Sub-Advisor further shall have the authority to instruct the Custodian (i) to pay cash for securities and other property delivered to the Custodian for the Fund, (ii) to deliver securities and other property against payment to the Fund, and (iii) to transfer assets and funds to such brokerage accounts of the Fund as the Sub-Advisor may designate, all consistent with the powers, authorities and limitations set forth herein.  The Sub-Advisor shall not have authority to cause the Custodian to deliver securities and other property, or pay cash to the Sub-Advisor except as expressly provided herein.

(e)   Unless specifically permitted by the 1940 Act (and the rules thereunder) and procedures adopted by the Trust, on behalf of the Fund, the Sub-Advisor agrees that it will not execute any portfolio transactions for the Sub-Advisor Account with a broker or dealer which is (i)(A) an affiliated person of the Fund, the Trust, or the Advisor; (B) a principal underwriter of the Fund’s shares; or (C) an affiliated person of such an affiliated person or principal underwriter (any such broker or dealer, a “Restricted Broker”), or (ii) which is an affiliated person of the Sub-Advisor (any such broker or dealer, a “Sub-Advisor Broker Affiliate”).  The Advisor agrees that it will provide the Sub-Advisor with a written list of Restricted Brokers and will, from time to time, update such list as necessary.  The Sub-Advisor agrees that it will provide the Advisor with a written list of Sub-Advisory Broker Affiliates and will, from time to time, update such list as necessary.

(f)   If the Sub-Advisor’s instructions to the Custodian cause an overdraft of the Sub-Advisory Account, the Sub-Advisor shall bear the expenses of any resulting Custodian overdraft fee.

8.           STANDARD OF CARE; LIABILITY; INDEMNITY.

(a)   The Sub-Advisor shall exercise due care and diligence and use the same skill and care in providing its services hereunder as it uses in providing investment advisory (or sub-advisory) services to other investment companies, accounts and customers, but shall not be liable for any action taken or omitted by the Sub-Advisor in the absence of bad faith, willful misconduct, gross negligence or reckless disregard of its obligations under this Agreement.

(b)   The Sub-Advisor shall indemnify the Trust, the Advisor and each of their respective affiliates, agents, control persons, directors, members of the Board, officers, employees and shareholders (the “Advisor Indemnified Parties”) against, and hold them harmless from, any costs, expense, claim, loss, liability, judgment, fine, settlement or damage (including reasonable legal and other expenses) (collectively, “Losses”) arising out of any claim, demands, actions, suits or proceedings (civil, criminal, administrative or investigative) asserted or threatened to be asserted by any third party (collectively, “Proceedings”) in so far as such Loss (or actions with respect thereto) (i) arises out of or is based upon or in connection with any material misstatement or omission of a material fact in information regarding the Sub-Advisor furnished in writing to the Advisor by the Sub-Advisor and contained in the Fund’s Prospectus, registration statement, proxy materials or reports filed with the SEC or (ii) arises out of or is based upon the Sub-Advisor’s willful misconduct, bad faith, gross negligence, or reckless disregard of its obligations under this Agreement (collectively, “Sub-Advisor Disabling Conduct”); provided, that to the extent a portion of the Losses arises out of or is based upon Advisor Disabling Conduct (as defined below), the Sub-Advisor shall not be responsible to indemnify the Advisor Indemnified Party for such portion.

(c)   Except for Sub-Advisor Disabling Conduct, the Advisor shall indemnify the Sub-Advisor and the Sub-Advisor’s officers, directors, partners, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Sub-Advisor (collectively, the “Sub-Advisor Indemnified Parties”) against, and hold such Sub-Advisor Indemnified Parties harmless from, any and all Losses (or actions with respect thereto) arising out of any Proceedings in so far as such Loss (or actions with respect thereto) arise out of or is based upon the Advisor’s willful misconduct, bad faith, gross negligence or reckless disregard of its obligations under this Agreement (collectively, “Advisor Disabling Conduct”); provided, that to the extent a portion of the Losses arises out of or is based upon the Sub-Advisor Disabling Conduct, the Advisor shall not be responsible to indemnify the Sub-Advisor Indemnified Party for such portion.

(d)   The Sub-Advisor shall not be liable to the Advisor and its officers, directors, agents, employees, controlling persons or shareholders or to the Trust or the Board or to the Fund or its shareholders for (i) any acts or omissions of the Advisor or any other sub-advisor to the Fund with respect to the portion of the assets of the Fund not managed by the Sub-Advisor; (ii) any action taken or failure to act by the Sub-Advisor in good faith reliance upon (A) information, instructions or requests, whether oral or written, with respect to the Fund made to the Sub-Advisor by a duly authorized officer of the Advisor or the Trust; (B) the advice of counsel to the Trust; or (C) any written instruction of the Board; (iii) any acts or omissions of the Sub-Advisor which result from or are based upon acts or omissions of the Advisor, including, but not limited to, a failure of the Advisor to provide accurate and current information with respect to any records maintained by the Advisor or any other sub-advisor to the Fund, which records are not also maintained by the Sub-Advisor or, to the extent such records relate to the portion of the assets managed by the Sub-Advisor, otherwise available to the Sub-Advisor upon reasonable request; provided, in all such cases, that the liability was not attributable to Sub-Advisor Disabling Conduct.

(e)   The Sub-Advisor shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved.

(f)   For the avoidance of doubt, neither the holders of shares of the Fund nor the members of the Board shall be personally liable under this Agreement.

9.           TERM AND TERMINATION OF THIS AGREEMENT; NO ASSIGNMENT.

(a)   This Agreement shall go into effect as to the Fund at the time the Fund commences operations pursuant to an effective amendment to the Trust’s registration statement under the Securities Act of 1933, as amended, and shall remain in effect for two years from the date thereof unless sooner terminated as hereinafter provided.  This Agreement shall continue in effect thereafter for additional periods not exceeding one (l) year so long as such continuation is approved for the Fund at least annually by (i) the Board or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) the vote of a majority of the Board who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval. The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the 1940 Act.

(b)   This Agreement may be terminated by the Trust on behalf of the Fund at any time without payment of any penalty, by the Board, by the Advisor, or by vote of a majority of the outstanding voting securities of the Fund without the payment of any penalties, upon sixty (60) days’ written notice to the Sub-Advisor, and by the Sub-Advisor upon sixty (60) days’ written notice to the Fund and the Advisor.  In the event of a termination, the Sub-Advisor shall cooperate in the orderly transfer of the Fund’s affairs and, at the request of the Board or the Advisor, transfer any and all books and records relating to the Sub-Advisor Account maintained by the Sub-Advisor to the Fund.

(c)   This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the 1940 Act.

(d)   This Agreement will also terminate in the event that the Investment Advisory Agreement is terminated.

(e)   Notwithstanding any termination of this Agreement, the Advisor shall pay the Sub-Advisor any accrued and unpaid Sub-Advisory Fee through, and including, the date of termination pursuant to Section 6 hereof.

10.           AGGREGATION OF ORDERS.

Nothing in this Agreement shall preclude the combination of orders for the sale or purchase of securities of the Sub-Advisor Account with those for other clients, customers or accounts managed by the Sub-Advisor or its affiliates.  When a security proposed to be purchased or sold for the Sub-Advisor Account is also to be purchased or sold for other clients, customers or accounts managed by the Sub-Advisor at the same time, the Sub-Advisor may aggregate such orders and shall allocate such purchases or sales on a pro rata, rotating or other equitable basis as determined by the Sub-Advisor so as to avoid any one account being systematically preferred over any other account.

11.           NO BORROWING.

The Sub-Advisor agrees that neither it nor any of its officers or employees shall borrow from the Fund or pledge or use the Fund’s assets in connection with any borrowing not directly for the Fund’s benefit.  For this purpose, failure to pay any amount due and payable by the Sub-Advisor to the Fund for a period of more than thirty (30) days shall constitute a borrowing.

12.           AMENDMENT.

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties.

13.           SEVERABILITY.

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect.

14.           NONPUBLIC PERSONAL INFORMATION.

Notwithstanding any provision herein to the contrary, the Sub-Advisor hereto agrees on behalf of itself and its directors, trustees, shareholders, officers, and employees (1) to treat confidentially and as proprietary information of the Fund (a) all records and other information relative to the Fund’s prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”), and (2) except after prior notification to and approval in writing by the Trust, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Trust and communicated in writing to the Sub-Advisor.  Such written approval shall not be unreasonably withheld by the Trust and may not be withheld where the Sub-Advisor may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.

15.           ANTI-MONEY LAUNDERING COMPLIANCE.

The Sub-Advisor acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any implementing regulations thereunder (together, “AML Laws”), the Trust has adopted an Anti-Money Laundering Policy.  The Sub-Advisor agrees to comply with the Trust’s Anti-Money Laundering Policy and the AML Laws, as the same may apply to the Sub-Advisor in relation to the Sub-Advisory Account, now and in the future.  The Sub-Advisor further agrees to provide to the Trust and/or the Fund’s administrator such reports, certifications and contractual assurances as may be reasonably requested by the Trust to confirm compliance with this Section 15.  It is acknowledged by the Advisor that the Sub-Advisor shall have no liability or responsibility for the Trust’s or the Fund’s compliance with the AML Laws in connection with the sale of securities of the Fund to Fund shareholders.  The Trust may disclose information regarding the Sub-Advisor to governmental and/or regulatory or self-regulatory authorities to the extent required by the AML Laws and may file reports with such authorities as may be required by the AML Laws.

16.           CONFIDENTIALITY.

(a)   Each party expressly undertakes to protect and to preserve the confidentiality of all information and know-how made available under or in connection with this Agreement, or the parties’ activities hereunder that is either designated as being confidential, or which, by the nature of the circumstances surrounding the disclosure, ought in good faith be treated as proprietary or confidential (the “Confidential Information”).  The Sub-Advisor understands that the holdings, performance or any other information regarding the Fund is the property of the Trust and may be used by the Trust or by Advisor as its agent in the Fund’s discretion; each party understands that the holdings, performance or any other information regarding the Sub-Advisor Account is the joint property of the Trust and the Sub-Advisor and may be used by the Trust or the Sub-Advisor in their respective discretion, subject to Relevant Law and the Fund’s policies regarding the disclosure of the Fund’s portfolio holdings.  Each party shall take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information but in any event using a reasonable standard of care, to keep confidential the Confidential Information.  Neither party shall disclose Confidential Information except:  (i) to its employees, consultants, legal advisors or auditors having a need to know such Confidential Information; (ii) in accordance with a judicial or other governmental, regulatory or administrative order or when such disclosure is required by law, provided that, if permitted by applicable law, prior to such disclosure the receiving party shall provide the disclosing party with written notice and shall comply with any protective order or equivalent; or (iii) in accordance with a regulatory audit or inquiry, without prior notice to the disclosing party, provided that the receiving party shall obtain a confidentiality undertaking from the regulatory agency where possible.  Neither party will make use of any Confidential Information except as expressly authorized in this Agreement or as agreed to in writing between the parties.

(b)           Notwithstanding the provisions of Section 16(a) above, the receiving party shall have no obligation to maintain the confidentiality of any information that:  (i) it received rightfully from another party prior to its receipt from the disclosing party; (iib) the disclosing party discloses generally without any obligation of confidentiality; (iii) is or subsequently becomes publicly available without the receiving party’s breach of any obligation owed the disclosing party; or (iv) is independently developed by the receiving party without reliance upon or use of any Confidential Information.

(c)           Each party’s obligations under this Section 16 shall survive for a period of three (3) years following the expiration or termination of this Agreement.

(d)            Notwithstanding anything herein to the contrary, each party to this Agreement may disclose any information with respect to the United States federal income tax treatment and tax structure (and any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction) of the transactions contemplated hereby.

17.           USE OF NAMES.

(a)   The Sub-Advisor from time to time shall make available, without charge to the Advisor or the Trust, the primary logo owned and used by the Sub-Advisor (the “Mark”), including marks or symbols containing the Mark or any variation thereof, to use in the Prospectus and/or Fund sales literature.  Upon termination of this Agreement, the Advisor and the Trust must promptly cease use of the Mark.

(b)   During the term of this Agreement and after its termination, the Sub-Advisor shall not use the name of the Fund or the Advisor or Natixis or any combination or derivation thereof in any material relating to the Sub-Advisor in any manner not approved prior thereto in writing by the Advisor.  Notwithstanding the foregoing, and in addition to any information as to which the Sub-Advisor is not subject to an obligation of confidentiality in accordance of Section 16 of this Agreement, the Sub-Advisor may include and disclose its relationship with the Advisor, the Fund and the Trust (i) in its marketing and disclosure materials to existing and prospective clients and accounts, (ii) in its disclosure materials, including its Form ADV, and (iii) to any regulatory, governmental, judicial or self-regulatory authority or personnel, including the SEC, CFTC and NFA.  In addition, the Sub-Advisor also may use and disclose the Sub-Advisor Account’s net asset value and performance for its own purposes, subject to Relevant Law.

(c)   The Sub-Advisor shall not use the name of the Advisor, the Trust or the Fund on any checks, bank drafts, bank statements or forms for other than internal use in a manner not approved by the applicable entity prior thereto in writing; provided however, that such approval shall not be required for the use of the Advisor’s, the Trust’s or the Fund’s name which merely refers in accurate and factual terms to the Advisor, the Trust or the Fund in connection with this Agreement or the Sub-Advisor’s role hereunder or which is required by any appropriate regulatory, governmental, judicial or self-regulatory authority; and further provided that, where such approval is required, in no event shall such approval be unreasonably withheld or delayed.

18.           NOTICES.

Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by US mail (first class, postage prepaid), by facsimile transmission, electronic mail, by hand or by commercial overnight delivery service, addressed as follows:

ADVISOR:
Aurora Investment Management L.L.C.
300 North LaSalle Street, 52nd Floor
Chicago, IL 60654
Attn: General Counsel
Legal@aurorallc.com

SUB-ADVISOR:

_________________

FUND:
Trust for Professional Managers
On behalf of the Aurora Horizons Fund
615 East Michigan Street, 2nd Floor
Milwaukee, WI 53202
Attn: Rachel A. Spearo
rachel.spearo@usbank.com

19.           GOVERNING LAW.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Advisers Act and any rules and regulations promulgated thereunder.

20.           ASSIGNMENT.

This Agreement may not be assigned by any party, either in whole or in part, without the prior written consent of each other party.

21.           MULTIPLE ORIGINALS.

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

AURORA INVESTMENT MANAGEMENT L.L.C. By: ___________________________________ Name: Scott C. Schweighauser Title: Partner & Portfolio Manager

_____________________ By: ___________________________________ Name: _________________________________ Title: __________________________________

SCHEDULE A

SUB-ADVISORY FEES

Series of Trust for Professional Managers	Fee Rate as a Percentage of Current Net Assets of the Sub-Advisor Account
Aurora Horizons Fund Sub-Advisor: ___________	The applicable fee rate shall be: